Exhibit 99.1

Polar Power Reports First Quarter 2022 Financial Results

GARDENA, CA – May 16, 2022 – Polar Power, Inc. (“Polar Power”) (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, today reported its financial results for the quarter ended March 31, 2022.

Key Q1 2022 Results and Highlights:

Financial Results for the Three Months Ended March 31, 2022

●	Net sales for Q1 2022 increased to $3.7 million, a 13% increase, compared to $3.3 million during the same period last year.

●	We had a gross profit of $905 thousand at the end of Q1 2022, as compared to a gross loss of $58 thousand during the same period last year.

●	Operating expenses increased to $2.0 million in Q1 2022, as compared to $1.8 million in the same period last year.

●	Net loss for Q1 2022 totaled $1.1 million, or $(0.10) per basic and dilutive share, compared to a net loss of $1.9 million, or $(0.15) per basic and dilutive share in Q1 2021.

●	Cash and cash equivalents at March 31, 2022 were $4.1 million, as compared to $5.1 million at December 31, 2021. We had $10.5 million in inventory at March 31, 2022, as compared to $9.0 million at December 31, 2021. Working capital was $20.7 million at March 31, 2022, as compared to $21.7 million at December 31, 2021.

●	Backlog as of the end of Q1 2022 was $9.0 million. Backlog as of April 16, 2022 is $13.0 million, of which 66% is from orders of our DC power generators from telecommunications customers in the U.S., 31% from telecommunications customers in international markets, 1% from customers in marine market, and 2% from customers in other markets.

Management Commentary

We continue to see growth in demand for our DC power systems. Our net sales increased 13% in Q1 2022 as compared to Q1 2021 despite labor and supply chain issues hampering sales and shipments.

The increased geopolitical factors are generating increasing interest in DC power systems for robotics and drones. In addition, the commercial / residential markets are driven to seek greater energy independence through increased efficiency and renewable energy.

Our domestic increase in sales is driven by our telecommunications customers purchasing our DC Generators to support their 5G infrastructure. We also see an increase in demand to export DC power systems for programs bringing broadband to rural communities.

For the three-month period ending March 31, 2022, our gross profit increased to $905 thousand, which is an improvement of 1,660%, as compared to a gross loss of $58 thousand in the same period in 2021. Our gross margins improved to 24.4% for the quarter ended March 31, 2022, as compared to (1.8)% for the same period in 2021. We believe we will continue to see improvements in our gross margins as our quarterly shipments continue to increase and we gain from labor efficiencies in manufacturing. We believe our manufacturing facilities are under-utilized as a result of significant investments in manufacturing equipment and facilities in the years right before the start of the pandemic.in the U.S.

Polar Power management is focused on managing the disruptions with our supply chain shortages, extended lead times, increasing prices, and labor shortages which is slowing down new product developments and marketing. We are also experiencing challenges sourcing qualified workers to add to our production and engineering teams.

Overseas sales to telecommunications customers are showing growth after long marketing investments. In April 2022, we received a PO from a telecommunications customer in the South Pacific Islands in the amount of $4.0 million for our DC generators for grid backup and off-grid applications to supply rural areas with broadband services. This order is part of a growing program to develop the telecommunications infrastructure in this region. We plan to begin deliveries mid-year 2022 and fulfil the order by the end of this year.

We also continue to work on diversifying our customer base and are selling into non-telecommunication markets and applications at an increasing rate. In March 2022, we received EPA certification on our 4Y Toyota engine project aimed at expanding the power range to 35 kW on natural gas and LPG. Polar Power’s EPA certification of 1KS and 4Y Toyota engines brings to the market (non-diesel) engines with very low maintenance and high fuel efficiency. In addition to meeting the telecommunications need for larger and more compact generators our larger models have high interest from micro-grids, peak power shaving, and EV charging.

Our solar hybrid power systems, which integrate solar energy storage with natural gas/LPG (propane) powered generators, are ideal for off-grid (i.e., areas where wireless towers are not connected to an electrical grid) and bad-grid (i.e., areas where wireless towers are connected to an electrical grid that loses power more than eight hours) applications.

Mr. Sams concluded, “We meet the challenges of supply chain shortages through our production and engineering capability of adaptation and sourcing internationally. Labor shortage is managed by delaying some of our product development programs and many of our employees putting in the extra effort. Our overall efforts have resulted in an increase in sales and profits.

I believe we are on the right side of technology and manufacturing. The world electrical grids will not meet the increasing need for power demand because of increasing needs in air-conditioning, data services (server rooms), increasing populations, and most importantly the huge shift in energy used for transportation. Moving from diesel and gasoline to EV charging is an unprecedented amount of energy shift from one source to another. If cities like Los Angeles and New York have had brown / black outs in the summer due to air-conditioning loads for over a half century, how will they handle millions of EVs coming to charge on the grid. This will increase the need for power generation using wind, solar, and clean burning fuels distributed through micro / nano grids. For energy security, homes and business will have to rely on multiple sources of energy including Solar, natural gas/LPG, and the grid. It will take many decades before the grid can grow in capacity where natural gas is no longer needed. The supply chain shortages demonstrated how important domestic manufacturing is. Polar Power was able to overcome many supply issues due to its vertical manufacturing capability.

We believe Covid-19 will be a challenging factor for many years to come and labor along with supply chains are gradually learning to deal with it. The factories that were closed for long periods of time are filling their backlogs thereby reducing delivery times on new orders. Polar Power’s products are aimed at addressing present and future needs for energy while reducing environmental impact and pollution.”

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle (EV) charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar Power’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectation that sales from its U.S. Tier-1 telecommunications customers will continue to grow as a result of 5G network expansions; Polar Power’s expectation that it will see increasing sales of DC power systems for programs bringing broadband to rural communities; Polar Power’s expectation that its gross margins will improve as quarterly shipments increase or it improves labor efficiencies; Polar Power’s expectation that its diversification strategy will lead to increasing sales into non-telecommunications markets, including micro-grids, peak power shaving, and EV charging; Polar Power’s belief that increased geopolitical factors will lead to increasing sales of its DC power systems; Polar Power’s belief that the domestic telecom market is a compelling growth market for Polar Power; Polar Power’s belief that its new products, including propane and natural gas generators powered by Toyota engines, gives it industry leading technology; and Polar Power’s belief that it will successfully manage supply chain and labor shortages to avoid disruptions to its business operations are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for DC power systems; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; and other events, factors and risks. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

Integra Investor Relations

Shawn M. Severson

+1 415-233-7094

info@integra-ir.com

@Integra IR

www.integra-ir.com

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,186	$5,101
Accounts receivable	3,616	4,243
Inventories	10,485	9,017
Prepaid expenses	3,264	4,006
Employee retention credit receivable	2,000	2,000
Income taxes receivable	787	787
Total current assets	24,338	25,154

Other assets:
Operating lease right-of-use assets, net	748	914
Property and equipment, net	893	1,019
Deposits	93	93

Total assets	$26,072	$27,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$544	$328
Customer deposits	923	897
Accrued liabilities and other current liabilities	1,211	1,206
Current portion of operating lease liabilities	691	721
Current portion of notes payable	245	242
Total current liabilities	3,614	3,394

Notes payable, net of current portion	205	268
Operating lease liabilities, net of current portion	123	268

Total liabilities	3,942	3,930

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 12,805,680 shares issued and 12,788,203 shares outstanding on March 31, 2022, and December 31, 2021.	1	1
Additional paid-in capital	36,816	36,816
Accumulated deficit	(14,647)	(13,527)
Treasury Stock, at cost (17,477 shares)	(40)	(40)
Total stockholders’ equity	22,130	23,250

Total liabilities and stockholders’ equity	$26,072	$27,180

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Net Sales	$3,709	$3,290
Cost of Sales	2,804	3,348
Gross profit (loss)	905	(58)

Operating Expenses
Sales and marketing	405	368
Research and development	476	490
General and administrative	1,131	982
Total operating expenses	2,012	1,840

Loss from operations	(1,107)	(1,898)

Other income (expenses)
Interest expense and finance costs	(13)	(16)
Other income (expense), net	—	11
Total other income (expenses), net	(13)	(5)

Net loss	$(1,120)	$(1,903)

Net loss per share – basic and diluted	$(0.10)	$(0.15)
Weighted average shares outstanding, basic and diluted	12,788,203	12,513,625

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,120)	$(1,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	135	151
Amortization of operating lease right-of-use asset	166	160
Changes in operating assets and liabilities
Accounts receivable	626	(1,521)
Inventories	(1,468)	540
Prepaid expenses	742	(416)
Accounts payable	216	113
Customer deposits	26	(333)
Accrued expenses and other current liabilities	5	(10)
Decrease in lease liability	(175)	(162)
Net cash used in operating activities	(847)	(3,381)

Cash flows from investing activities:
Acquisition of property and equipment	(8)	—
Net cash used in investing activities	(8)	—

Cash flows from financing activities:
Proceeds from sale of common stock, net of offering cost	—	12,466
Proceeds from exercise of warrants	—	707
Repayment of notes payable	(60)	(80)
Net cash provided by (used in) financing activities	(60)	13,093

Increase (decrease) in cash and cash equivalents	(915)	9,712
Cash and cash equivalents, beginning of period	5,101	1,646
Cash and cash equivalents, end of period	$4,186	$11,358